Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 for the registration of 575,000 shares of common stock of Marrone Bio Innovations, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated March 25, 2014 relating to the consolidated financial statements of Marrone Bio Innovations, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-196058) and related Prospectus of Marrone Bio Innovations, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

June 5, 2014